UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2007

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction Of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Limited Waiver to Credit Facility
     On March 15, 2007, BearingPoint, Inc. (the “Company”) obtained a limited waiver (the “Waiver”) to the Credit Agreement (as amended, the “Credit Facility”), dated as of July 19, 2005 and as amended by the First Amendment dated as of December 21, 2005, the Second Amendment dated as of March 30, 2006, the Third Amendment dated as of July 19, 2006, the Fourth Amendment dated as of September 29, 2006, and the Fifth Amendment dated as of October 31, 2006 among the Company, BearingPoint, LLC, the guarantors party thereto, the lenders party thereto, General Electric Capital Corporation, as syndication agent and collateral agent, Wells Fargo Foothill, LLC, as documentation agent, UBS Securities, LLC, as lead arranger, UBS AG Stamford Branch, as issuing bank and administrative agent, and UBS Loan Finance LLC, as swingline lender.
     Among other things, the Waiver waives the delivery requirement of the Company’s Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and of its Forms 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006 until March 30, 2007. The Company has previously announced that it currently expects to file its 2006 Form 10-K in June of this year. The Company also currently expects to file its Forms 10-Q for fiscal 2006 as soon as reasonably practicable after the 2006 Form 10-K filing. The Company has sought and obtained the additional Waiver to permit the lenders under the Credit Facility time to review and consider the Company’s request to obtain certain additional amendments to the terms of the Credit Facility and to work toward execution of a single amendment that would, among other things, extend the deadline for filing the 2006 Form 10-K and its other SEC periodic reports, consistent with the Company’s previous announcements.
     For the complete content of the Credit Facility and the amendments to the Credit Facility, please see the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (filed on November 22, 2006).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2007	BearingPoint, Inc.
	By:	/s/ Judy A. Ethell
		Name:	Judy A. Ethell
		Title:	Chief Financial Officer